UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 18, 2015
Date of Report (date of earliest event reported)
Overstock.com, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

6350 South 3000 East
Salt Lake City, Utah 84121
(Address of principal executive offices)

(801) 947-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On November 18, 2015, in accordance with its previously-announced intentions, Overstock.com, Inc. (“Overstock”), exercised its right to unwind the transactions entered into pursuant to the Cryptodebt and Note Purchase Agreement (the “Agreement”) dated July 31, 2015, by and among Overstock, its majority-owned subsidiary Medici, Inc. (“Medici”), and FNY Managed Accounts LLC (“First New York”), a Delaware limited liability company and an affiliate of FNY Capital. Pursuant to a redemption notice given by Overstock to First New York pursuant to the Agreement on November 18, 2015, on November 20, 2015, Overstock prepaid the $5 million aggregate principal amount of the uncertificated digital bonds Overstock had issued to First New York on July 31, 2015. The ownership, principal payment, and repayment of the bonds were recorded on Medici’s TØ.com™ cryptosecurities trading system, which is a public cryptographically-secured distributed ledger system. First New York simultaneously repaid the unsecured $5 million loan Overstock had made to First New York, and the promissory note issued by First New York in respect thereof was paid in full and canceled. The principal amounts and interest amounts due were offset against one another as required by the Agreement, and Overstock paid the net interest and redemption premium due to First New York aggregating approximately $310,000. Overstock concurrently redeemed the $500,000 of its digital bonds previously purchased by Overstock’s Chief Executive Officer Dr. Patrick Byrne for $500,000 plus accrued interest. Dr. Byrne waived his right to the prepayment premium.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ Mitch Edwards
Mitch Edwards
Senior Vice President and General Counsel
Date:	November 24, 2015

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